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                                                                    EXHIBIT 10.1

                               LICENSE AGREEMENT

          This License (this "Agreement"), effective October 17, 2000, is between Lactoferrin Products Company ("Lactoferrin"), Mannatech Incorporated ("Mannatech"), and Marcus B. Gohlke ("Gohlke"). All three parties agree as follows.

1.   GENERAL DEFINITIONS

          1.1   Advance Payment: The "Advance Payment" is defined in Section
5.1.1.

          1.2 BE Agreement: The "BE Agreement" means the July 22, 2000 agreement between Lactoferrin Products Company and Biopolymer Engineering, Inc. attached as EXHIBIT B.

          1.3 Book: The "Book" means the book entitled "Immune System Control" by Beth M. Ley PhD.

          1.4 Contract Year: The twelve months beginning on the first day of the calendar month of the Effective Date is the first Contract Year. Successive Contract Years follow accordingly.

          1.5 Dietary Supplement: "Dietary Supplement" means a dietary supplement as understood in the United States and as may be understood or requested in other countries as a food, drug, etc.

          1.6 Effective Date: The "Effective Date" is identified in the first paragraph of this Agreement.

          1.7   Glucan Improvement: The "Glucan Improvement" is defined in
Section 8.2.

          1.8 Improvements: "Improvements" means improvements, developments, and modifications to the inventions of the Licensed Patents or to any part of the Licensed Technology, Licensed Business Information, whether or not patentable, made, conceived or acquired during the Term by either party or to which either party obtains rights which it can provide to the other without obligation to third parties, including changes made for the purpose of improving the operation, efficiency or manufacturability of the Licensed Product or processes relating thereto.

          1.9 Licensed Business Information: The "Licensed Business Information" means Lactoferrin trade secrets related to business relationships with raw material suppliers, manufacturers and distributors concerning the manufacture or sale of the Licensed Product.

          1.10 Licensed Patents: "Licensed Patents" means: (1) the patents licensed under the BE Agreement; (2) any patents that issue from US patent application 09/370,654, filed 08/06/99 or Canadian patent application 2,279,791, filed 08/06/99; and (3) any other patents that, during the term

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of this Agreement, Lactoferrin can sublicense to Mannatech that cover the
Licensed Product or any process relating to the manufacture or use of the Licensed Product.

          1.11 Licensed Product: A "Licensed Product" means a solid dietary supplement (1) having the formulation identified in EXHIBIT A, or (2) otherwise covered by a Licensed Patent, or (3) made using the Licensed Technology provided by Lactoferrin for the Licensed Products of clause (1) or (2).

          1.12 Licensed Technology: The "Licensed Technology" means formulations, designs, drawings, diagrams, photographs, graphs, charts, calculations, specifications, manuals, reports, and other data, know-how and experience describing the configuration, manufacture, testing, maintenance and use of the Licensed Product (clause (1) or (2) of the definition of "License Product"), whether patented or held as trade secret that Lactoferrin has the right during the term of this Agreement to disclose to Mannatech.

          1.13  Minimum Royalty: The "Minimum Royalty" is defined in Section
5.1.3.

          1.14 Parties: The "parties" and a "party" means Lactoferrin and Mannatech, and excludes Gohlke, unless otherwise expressly indicated.

          1.15 Per Unit Royalty: The "Per Unit Royalty" is defined in Section 5.1.2.

          1.16 Raw Material: The "Raw Material" is colostrum powder and beta 1,3/1,6 glucan.

          1.17  Royalty Due: The "Royalty Due" is defined in Section 5.1.

          1.18 Royalty Unit: A "Royalty Unit" is an amount of Licensed Product equal to a one month supply based on the daily suggested use or an equivalent amount. An example of a Royalty Unit is a sixty (60) count bottle or blister pack where two (2) counts are suggested for daily use.

2.   LICENSE GRANTS

          2.1 Licensed Products: Subject to the terms of this Agreement, Lactoferrin grants to Mannatech an exclusive, worldwide license (with no right to sublicense) to make, have made, use, sell, offer, import, and export Licensed Products under (1) the Licensed Patents, (2) the Licensed Technology, and (3) Lactoferrin's rights under the BE Agreement. Mannatech acknowledges that exclusivity under the BE Agreement requires certain conditions be met. Lactoferrin and Mannatech shall execute the sublicense required by the BE Agreement, but nothing in that sublicense shall expand or modify Mannatech's rights as granted under this Agreement. Subject to the terms of this Agreement, Lactoferrin grants to Mannatech an exclusive, worldwide license to use the Licensed Business Information to make and sell the Licensed Product. Lactoferrin shall not assert any Licensed Patent against any activities permitted by the licenses granted in this section.

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          2.2   Advertising Materials: Conditioned upon Lactoferrin's prior written approval of any use (which approval shall not be unreasonably withheld or delayed), Lactoferrin grants to Mannatech an exclusive, worldwide license to reproduce, prepare derivative works, distribute, perform and display: (1) Lactoferrin's written and video advertising materials for the Licensed Product; and (2) Lactoferrin's audio scripts related to colostrum/lactoferrin product and synergy with Ambrotose(R).

          2.3 Asia Exception: Notwithstanding any provision of this Agreement, Lactoferrin may continue its sales of dietary supplements (a combination of colostrum and lactoferrin and not containing beta glucan) to Genesis Trading Limited of Hong Kong and Grand Stone Corporation of Orange County, California for resale in Asia but not in Japan, and except that the dietary supplements may not be sold for resale to a multi-level marketer. However, one year after the earlier of: (1) written notice by Mannatech of its intent to enter the Asia market with the Licensed Product or (2) Mannatech's notice of actual entry in the Asia market with the Licensed Product, Lactoferrin shall cease selling into Asia the dietary supplement (a combination of colostrum and lactoferrin) currently sold in Asia. No sales of its dietary supplements (a combination of colostrum and lactoferrin) may be made by Lactoferrin in Japan or for ultimate delivery or sale to Japan.

          2.4 Retained Rights: Lactoferrin retains all rights necessary to make, have made, use, sell, offer for sale, import and export, worldwide, dietary supplements, whether solid, liquid or any form, (A) comprising no more two of the following: (1) colostrum; (2) lactoferrin; (3) modified citrus pectin; and (4) beta glucan, but (B) not including the combination of colostrum and lactoferrin or the combination of colostrum and beta 1,3/1,6 glucan.

          2.5   License Limitations

                2.5.1 Prohibited Countries: The licenses granted in this Agreement shall not include any country where such grants, or exportation of the Licensed Technology, is prohibited by US law or the law of such country.

                2.5.2 Prior Agreements: All licenses are subject to any prior agreements between Lactoferrin and others entered before the Effective Date. Lactoferrin represents it has disclosed all such agreements and that none would materially affect the value of this Agreement or rights conferred hereunder.

3.   MANNATECH OBLIGATIONS

          3.1 Best Efforts to Market: Mannatech shall use its reasonable best efforts to market Licensed Product.

          3.2 Formula Requirement: Mannatech may use any of the four ingredients set forth in EXHIBIT A to make, have made, use, sell, offer, import, and export Licensed Product. Any

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departures from the ranges of ingredients set forth in EXHIBIT A must be approved in writing by Lactoferrin.

          3.3 Use Prohibitions: Mannatech shall not use the Licensed Technology, the Licensed Business Information, or the advertising materials except as expressly permitted in this Agreement.

          3.4 Trademarks: Mannatech shall mark or label the Licensed Product with the trademark "Beta Right" for any Licensed Product manufactured with beta 1,3/1,6 glucan from Biopolymer Engineering Incorporated as indicated in EXHIBIT
B. Mannatech shall mark or label the Licensed Product with the trademark "Prime Colostrum" for any Licensed Product manufactured with colostrum from Immuno-Dynamics, Inc. Nothing herein shall grant any right to Mannatech to use any Lactoferrin trademark or tradename, and Mannatech shall not use any Lactoferrin trademark or tradename.

          3.5 Patent Notice: Mannatech shall mark all Licensed Product packaging and advertising comprising beta 1,3/1,6 glucan:

          "Protected by US patents 5,576,015; 5,519,009; 5,397,773; 5,705,184;
          and 5,702,719. Other US and Canadian patents pending."

("the Glucan Patents") or otherwise as Lactoferrin may direct by written notice. Mannatech shall mark all Licensed Product packaging and advertising not comprising beta 1,3/1,6 glucan:

          "US and Canadian patents pending."

or otherwise as Lactoferrin may direct by written notice. In making such notice, Mannatech relies upon representations of Lactoferrin that the beta 1,3/1,6 glucan used in the Dietary Supplements is covered by the Glucan Patents. If Lactoferrin becomes aware that a product marketed by Mannatech containing colostrum and lactoferrin does not fall within the scope of any Licensed Patent, Lactoferrin will provide notice to Mannatech.

          3.6 Packaging of the Licensed Product: Mannatech may package the Licensed Product in any package, size or quantity at Mannatech's option.

          3.7 Confidentiality: Except as expressly permitted, Mannatech shall not use or disclose, or permit others to use or disclose any Improvements, Licensed Technology, or Licensed Business Information, and shall protect all such information in confidence. Mannatech shall disclose Improvements, Licensed Technology, or Licensed Business Information only to employees, vendors and manufacturers who have a need to know. Mannatech shall have no obligation to maintain as confidential information which is in or becomes in the public domain or becomes known to the public through no fault of Mannatech. The obligations of this section shall survive after the termination of this Agreement.

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          3.8   Sublicenses: Mannatech shall not sublicense any rights granted under this Agreement without the express written consent of Lactoferrin.

          3.9 Raw Material Purchase: Mannatech shall purchase Raw Material from raw material suppliers identified in Paragraph 4.2 of this Agreement.

4.   LACTOFERRIN OBLIGATIONS

          4.1 Disclosures: Lactoferrin, through Marcus B. Gohlke, shall make the Licensed Technology and Licensed Business Information available to Mannatech commencing on the Effective Date of this Agreement. Upon reasonable request with advance notice by Mannatech, Marcus B. Gohlke shall make himself available to make the disclosure and cooperate with Mannatech in connection with the development of its products. If Mannatech requests with advance notice for Marcus B. Gohlke to travel to a location more than fifty (50) miles from Marcus
B. Gohlke's residence, Mannatech shall pay all reasonable, requested travel, meals and lodging expenses. Lactoferrin shall authorize and instruct Lactoferrin's patent counsel to provide to Mannatech's patent counsel a copy of US patent application 09/370,654, filed 08/06/99 or Canadian patent application 2,279,791, filed 08/06/99 within a reasonable time from the effective date of this Agreement.

          4.2   Raw Materials

                4.2.1 Colostrum Powder: Lactoferrin shall deliver to Mannatech colostrum powder at Lactoferrin's cost, not to exceed $120 per kilogram for the first three Contract Years. The parties may negotiate a different, lower price based on the volume of colostrum powder purchased. Lactoferrin will use Immuno-Dynamics, Inc., having a place of business at Intersection Highway 141 and 169, Perry, Iowa, as a source for the colostrum powder. Based on present knowledge, Lactoferrin represents $120 per kilogram is the lowest cost negotiated for colostrum power from Immuno-Dynamics, Inc.

                4.2.2 Glucan: Lactoferrin shall deliver to Mannatech beta 1,3/1,6 glucan at Lactoferrin's cost not to exceed $500 per kilogram according to the terms of the BE Agreement. Lactoferrin will use Biopolymer Engineering Incorporated, having a place of business at 445 Etna Street, Suite 58, St. Paul, Minnesota as a source for the beta 1,3/1,6 glucan. Based on present knowledge, Lactoferrin represents $500 per kilogram is the lowest cost negotiated for beta 1,3/1,6 glucan from Biopolymer Engineering Incorporated. Mannatech acknowledges that Lactoferrin has entered into the BE Agreement. Mannatech agrees to execute the Sublicense Agreement (Attachment A) of the BE Agreement. Lactoferrin shall provide confirmation of Biopolymer Engineering Incorporated's approval of Mannatech as sublicensee.

                4.2.3 Orders and Supply: Mannatech shall pay for the Raw Materials FOB the raw material supplier and shall pay Lactoferrin 30 days net. If Mannatech is current on all payments

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due under this Agreement, Lactoferrin will accept purchase orders from Mannatech for Raw Material.

                4.2.4 Substitutions: Lactoferrin shall make no substitutions in the suppliers of the Raw Materials unless agreed in writing by Lactoferrin and Mannatech. If either of the raw material suppliers noted in paragraphs
4.2.1 and 4.2.2 fail to supply satisfactory Raw Material and Lactoferrin cannot substitute a reasonable raw material supplier within 30 days with goods substantially similar to those provided pursuant to paragraphs 4.2.1 and 4.2.2, Mannatech may terminate this Agreement upon notice as provided in paragraphs
10.4 and 11.6.

          4.3 The Book: Upon request by Mannatech, and to the extent Lactoferrin can purchase copies of the Book, Lactoferrin shall sell copies of the Book to Mannatech upon payment by Mannatech of $2.95 per copy, plus shipping and handling.

5.   ROYALTIES AND PAYMENTS

          5.1 Product Royalty: The Licensed Product Royalty shall be calculated and paid on a monthly basis for receipt by Lactoferrin on or before the last day of each month. The Royalty Due means the greater of (1) the Per Unit Royalty or (2) the Minimum Royalty, as the case may be. Whenever a Contract Years Minimum Royalty has been paid, there will be no further Minimum Royalty for that year. After the Minimum Royalty has been paid for such Contract Year, Mannatech shall only pay for sale of any Licensed Product or Products as per the terms above and at the rate of the Per Unit Royalty below.

                5.1.1 Advance Payments: Mannatech shall pay Advance Payments against Royalty to Lactoferrin in the amount of $72,000 as follows:

                $36,000 On the Effective Date
                $36,000 90 days after the Effective Date

                5.1.2 Per Unit Royalty: The Per Unit Royalty means the royalty for the Royalty Units of Licensed Product shipped by Mannatech each month:

                Number Royalty Units            Royalty
                --------------------            -------
                1 - 540,000                     $1.00 per Royalty Unit
                540,001 - 1,540,000             $0.90 per Royalty Unit
                over 1,540,000                  $0.80 per Royalty Unit

                5.1.3 Minimum Royalty: The Minimum Royalty shall be calculated as follows:

          Contract Year 1    $12,000 per month less one-twelfth of the advance
                             royalty but in any event not less than
                             $6,000/month. Contract Year 1 Minimum Royalty shall be deemed paid in full when $144,000 total royalty for the contract year has been paid.

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          Contract Year 2    The greater of $8,000/month or (an amount equal to
                             a Per Unit Royalty for 110% of the average monthly number of Royalty Units shipped in Year 1)/month. Contract Year 2 Minimum Royalty shall be deemed paid in full when $96,000 total royalty for the contract year has been paid.

          Contract Year 3    (an amount equal to a Per Unit Royalty for 110% of
                             the average monthly number of Royalty Units shipped in Year 2)/month or annually as the case may be.

          Any Renewal Year   (an amount equal to a Per Unit Royalty for 5,000
                             Royalty Units shipped)/month.

Upon renewal for any renewal year, the parties may negotiate a different Minimum Royalty not less than an amount equal to a Per Unit Royalty for 5,000 Royalty Units shipped in a month.

          5.2 Advertising Royalty: Mannatech shall pay to Lactoferrin Advertising Royalties as follows:

                5.2.1 For written advertising materials: The parties shall agree upon a payment for advertising materials shipped by Mannatech and developed in conjunction with Lactoferrin, provided that all property and copyright rights to such works shall belong to Mannatech, solely. Anything developed by or for Mannatech, independent of Lactoferrin, concerning the Licensed Product will not require a payment. Listing the Licensed Product in the Mannatech products catalog will not require a payment.

                5.2.2 For audios and videos: For audios and videos and any written scripts for audios or videos, developed by Lactoferrin or jointly by Mannatech and Lactoferrin and shipped by Mannatech, Mannatech shall pay Lactoferrin 5% of the total sales price of the item when the same is shipped.

On or before the last day of each month, Mannatech shall pay and deliver to Lactoferrin the Advertising Royalty due for the preceding month.

          5.3 Payment Procedures: All payments under this Agreement shall be made in United States currency. Late payments shall bear interest at the lesser of 10% per annum or the maximum legal rate.

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          5.4   Taxes and Similar Charges: Mannatech shall pay all taxes,
customs duties, import and export fees, currency conversion charges, and other charges that may be required to enable Mannatech to comply with any and all government regulations regarding the performance of this Agreement.

          5.5 Royalty Calculations: All royalties shall be calculated on the gross number of items shipped. A Royalty Unit shall be considered shipped when Mannatech ships to a customer of Mannatech the Royalty Unit. Returns for which a customer is given credit or reimbursement, and complementary/promotional products shall be subtracted from the number of products shipped for purposes of calculating the Product Royalty. For any Licensed Product not covered by any of the patents licensed under the BE Agreement (by itself or by method of manufacture), the Per Unit Royalty shall be reduced by 10%. If no patent issues from US patent application 09/370,654, filed 08/06/99 or Canadian patent application 2,279,791, filed 08/06/99, or a continuation application of either, the Per Unit Royalty shall be reduced by 10%.

6.   REPORTS, RECORDS, AUDITS

          6.1 Written Reports: On or before the last day of the month, Mannatech shall submit to Lactoferrin a written report showing all royalty payments paid or otherwise due from Mannatech for the previous month, and the detailed calculation of each. Without limitation, the report shall include for the month:

                6.1.1 A check with remittance advice showing as to each product: the number of units shipped, the Minimum Monthly Royalty, the Product Royalty, the Excess Royalty, the actual royalty paid, the standing inventory, the shrinkage (including promotional items) and returns for credit to customers.
                6.1.2 For items governed by paragraph 5.3, a check with remittance advice reflecting as to each such item: number of units shipped, Advertising Royalty, actual royalty paid, standing inventory, shrinkage (including promotional items) and returns for credit to customers; and
                6.1.3   Any deficiency, and any interest due.

Mannatech's issuance of a signed check with remittance advice shall be considered a representation by Mannatech that the information in the remittance advice is true, correct, and prepared in accordance with generally accepted accounting principles consistently applied from applicable period to period.

          6.2 Records: Mannatech shall keep accurate written records (as well as invoices and shipping and payment records) sufficient to show Mannatech's performance of all obligations under this Agreement in accordance with generally accepted accounting principles. Mannatech shall record all sales of the Licensed Product, by product. Mannatech shall keep all such records regarding Licensed Product for five years after the end of the Contract Year pertaining to the records.

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          6.3   Audit: Upon five days written notice, Mannatech shall permit
Lactoferrin or its designee to audit, inspect and copy the books and records of Mannatech with respect to Licensed Product, including but not limited to shipments, promotions, and returns of Licensed Product. Mannatech shall cooperate with Lactoferrin or its designee in providing Lactoferrin reasonable access to Mannatech's books and records during normal business hours for this purpose. If Mannatech withholds any records, Mannatech shall pay all of Lactoferrin's court costs, legal fees, and related costs to obtain Mannatech's compliance with this section. If the results of any inspection or audit shows that Mannatech owed five percent 5% or more than actually paid, then Mannatech shall immediately pay (1) the amounts shown due (including interest) and (2) all reasonable out of pocket costs and expenses of the audit. If the results of any inspection or audit shows that Mannatech owed less than five percent 5% of the amount actually paid, then Mannatech shall immediately pay (1) the amounts shown due (including interest) and Lactoferrin shall pay all reasonable out of pocket costs and expenses of the audit. Lactoferrin shall only audit the records after Contract Year 1 of this Agreement and shall perform audits in a manner calculated not to disrupt the ongoing business of Mannatech.

7.   PATENT ENFORCEMENT AND INFRINGEMENT

          7.1 Claims against third parties: If Mannatech believes that any person is infringing a Licensed Patent, Mannatech shall provide written notice to Lactoferrin that shall include evidence of the infringement. If Lactoferrin files suit against the person of the accused activity, then:

                7.1.1 If required by law, Mannatech will join as a nominal plaintiff and Mannatech shall cooperate as a witness to assist in the prosecution of Lactoferrin's claims if requested by Lactoferrin, and Mannatech may at its own discretion and expense be represented by independent counsel;
                7.1.2 Lactoferrin shall bear all expenses of the suit, except expenses related to independent counsel of Mannatech; and
                7.1.3 Lactoferrin shall retain all recoveries (by judgment, settlement, or otherwise).

If Lactoferrin does not file suit against the person of the accused activity within six (6) months after Mannatech's notice, then Mannatech may but shall not have the obligation to file suit against the accused infringer, and:

                7.1.4 If required by law, Lactoferrin will join as a nominal plaintiff and Lactoferrin shall cooperate as a witness to assist in the prosecution of Mannatech's claims if requested by Mannatech, and Lactoferrin may at its own discretion and expense be represented by independent counsel, and Lactoferrin will assign its rights and interests in its claims to Mannatech;
                7.1.5 Mannatech shall bear all expenses of the suit, except expenses related to independent counsel of Lactoferrin; and
                7.1.6 Mannatech shall retain all recoveries (by judgment, settlement, or otherwise).

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Nothing herein shall prevent the Parties from entering into an agreement to jointly file suit, jointly bear the expenses and jointly retain recoveries, should they so agree in writing in the future. Nothing herein shall require Lactoferrin or Mannatech to file or prosecute any actions for infringement.

          7.2 Claims by Third Parties: If the use of Licensed Patents, Licensed Technology, or Licensed Products results in a claim for infringement against Mannatech, Mannatech shall pay its own expenses for defense and damages, unless the same be in reliance on any representation in paragraph 9.2.7.

          7.3 Notice of Third Party Claims: Mannatech shall provide Gohlke and Lactoferrin prompt notice of and reasonable opportunity to participate in the defense of any action against Mannatech relating to the licensing, sale or other disposition of Licensed Product, Licensed Technology, or Licensed Products. Lactoferrin and Gohlke shall have no obligation to participate in any such defense.

8.   IMPROVEMENTS

          8.1 Improvements: Inventions or Improvements conceived or reduced to practice solely by a party during the term of and in connection with this Agreement shall be owned exclusively by such party.

          8.2 Glucan Improvement: The "Glucan Improvement" means a dietary supplement containing: (1) colostrum; (2) lactoferrin; (3) modified citrus pectin; and (4) beta 1,3/1,6 glucan. The parties acknowledge that the Glucan Improvement is an Improvement under this Agreement and that the Glucan Improvement is owned by Mannatech.

          8.3 Improvement Patents: Each Party, at its own discretion, may prepare, file and prosecute patent applications on its own behalf in the United States and foreign countries for Improvements. Each Party shall bear all costs and fees associated with any application filed by the party.

9.   REPRESENTATIONS AND INDEMNITIES

          9.1 Rights in Licensed Technology: Lactoferrin hereby represents and warrants only that it is the exclusive licensing agent for the Licensed Technology. Relative to the patents licensed under the BE Agreement, Lactoferrin hereby represents of its current actual knowledge and gives warranty limited by its current actual knowledge that it is the exclusive licensee of Biopolymer Engineering, Inc. for dietary and nutritional supplements incorporating beta 1,3/1,6 glucan, and/or beta 1,3 glucan, and/or derivative(s) of these glucans and using an oral cavity delivery system (for example, chewables) or formulation, excluding capsules, tablets or any system which delivers outside the oral cavity according to the terms of the BE agreement and as confirmed by the Acknowledgment by Biopolymer Engineering, Inc. attached as EXHIBIT C. Relative to Licensed Business Information, Licensed Technology and any patents that issue from US patent application

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09/370,654, filed 08/06/99 or Canadian patent application 2,279,791, filed
08/06/99, Lactoferrin hereby represents of its current actual knowledge and warrants that it is the owner of the rights to the technology according to assignments from the inventors wherein a copy of the assignment is attached as EXHIBIT D. Lactoferrin makes no other representation, guarantee or warranty, including without limitation the completeness, validity, accuracy or noninfringing character of the Licensed Technology furnished under this Agreement; and no such warranty or guarantee shall be implied by interpretation of any term of this Agreement or by any course of dealing between the parties hereto. Lactoferrin's obligations with respect to the Licensed Technology are strictly limited to any Warranty provision herein, and Mannatech agrees to always act in accordance therewith. Lactoferrin makes no other representation or warranty respecting the technical information furnished under this Agreement.

          9.2 Representations by Lactoferrin and Gohlke: Lactoferrin and Gohlke represent of their current actual knowledge:

                9.2.1   the Licensed Product is an exclusive formulation, not
                        previously produced, marketed or sold;
                9.2.2   there are no similar products derived from the
                        formulation of the Licensed Product;
                9.2.3 that Gohlke, his partners or business associates, and/or Lactoferrin have US patent application 09/370,654, filed 08/06/99 and Canadian patent application 2,279,791, filed 08/06/99 pending for a dietary supplement containing lactoferrin, colostrum and modified citrus pectin, and he/they reasonably believe such patents will be granted, and further that the USPTO has issued a first office action in which the examiner indicated that no prior art was found which anticipates the invention as claimed in many of the claims filed in US patent application 09/370,654;
                9.2.4 there are no legal actions or proceedings pending against Lactoferrin or Gohlke;
                9.2.5 that no prior art exists which is a basis for a court to render any Licensed Patent invalid;
                9.2.6 that no prior art exists which is a basis for a court to render any Licensed Patent unenforceable;
                9.2.7 that no patents of third parties exist which would be infringed by the Licensed Technology or any Licensed Product.

          9.3 Representations by Lactoferrin: Lactoferrin represents of its current actual knowledge:

                9.3.1 Lactoferrin is a corporation duly organized and in good standing under the laws of its state of incorporation;

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                9.3.2   all necessary business governance issues have been
                        authorized to enter the agreement;
                9.3.3   no other consent is required to enter the agreement;
                9.3.4 Lactoferrin has other agreements with third parties which have been disclosed to Mannatech, but entering this Agreement will not cause Lactoferrin to breach any other agreement of which it is a party pertaining to the subject matter of this Agreement;
                9.3.5   all taxes are current;
                9.3.6 the relationship between Lactoferrin and its suppliers and customers is generally good; and
                9.3.7   Lactoferrin is solvent.

          9.4 Representations by Mannatech: Mannatech represents of its current actual knowledge:
                9.4.1   Mannatech is solvent;
                9.4.2 No other consent is required to enter the agreement, other than the Board of Directors;
                9.4.3   Mannatech is not in bankruptcy;
                9.4.4 Mannatech is not aware that it is in material breach of any other agreement which with notice and opportunity to cure would render an adverse effect on this Agreement;
                9.4.5 Mannatech is a corporation duly organized and in good standing under the laws of its state of incorporation;

          9.5 Exclusion of Warranties: Lactoferrin makes no other representation concerning the Licensed Product, the Licensed Patents, the Licensed Technology, or the Licensed Business Information. Mannatech waives any claim against Lactoferrin for any failure of the Licensed Product, the Licensed Patents, the Licensed Technology, the Licensed Business Information, or parts, components or ingredients thereof to perform fully. LACTOFERRIN EXCLUDES ANY
WARRANTY: (1) AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY LICENSED PATENT; AND (2) AS TO THE COMPLETENESS OR ACCURACY OF THE VALIDITY, ENFORCEABILITY, OR NONINFRINGING CHARACTER OF THE LICENSED PATENTS AND THE LICENSED TECHNOLOGY. NO SUCH WARRANTIES SHALL BE IMPLIED BY INTERPRETATION OF ANY TERM OR BY ANY COURSE OF DEALING, EXCEPT AS PROVIDED HEREIN.

          9.6 Notice Concerning Patent: Lactoferrin shall provide notice to Mannatech, if Lactoferrin comes to know or be aware that:
                9.6.1 prior art exists which is a basis for a court to render any Licensed Patent invalid;
                9.6.2 prior art or evidence exists which is a basis for a court to render any Licensed Patent unenforceable;

                9.6.3 any Licensed Product infringes a patent of a third party, and
                9.6.4 any Licensed Product is outside the scope of all Licensed Patents.

Any failure of Lactoferrin to provide notice under this paragraph shall not affect Mannatech's obligations under this Agreement except to the extent of any claim by Mannatech for actual damages.

          9.7 Indemnity by Mannatech: Mannatech shall indemnify, defend, and hold Lactoferrin and Gohlke harmless from any damages (including consequential and special damages), expenses, and costs (including reasonable attorneys' fees) relating to intentional acts or gross negligence of Mannatech, a Mannatech employee, or an officer of Mannatech, acting within the course of business of Mannatech and, if an officer, within the scope of such officer's authority.

          9.8 Indemnitees' Obligations: Gohlke and/or Lactoferrin shall promptly notify Mannatech of any claim or action subject to indemnity. Gohlke and/or Lactoferrin shall provide Mannatech complete information and cooperation in the defense or settlement of the claim and shall not settle or pay any claim without Mannatech's prior written approval. Failure to perform any obligation in this section shall not affect Mannatech's indemnity obligations except to the extent of any claim by Mannatech for actual damages.

          9.9 Insurance: Mannatech shall maintain product liability insurance in the United States and Canada during the term of this Agreement.

10.  TERM, TERMINATION AND EXPIRATION

          10.1 Term: The term of this Agreement shall be the Initial Term, and any Renewal Term, unless earlier noticed for termination. The Initial Term begins on the Effective Date and continues to the end of the Third Contract Year. All Renewal Terms shall have a duration of three (3) years (the first Renewal Term shall continue to the end of the Sixth Contract Year, the second Renewal Term shall continue to the end of the Ninth Contract Year, the third Renewal Term shall continue to the end of the Twelfth Contract Year, etc.). This Agreement shall automatically renew for a Renewal Term at the end of any term, unless Mannatech provides to Lactoferrin written notice under paragraph 10.2

          10.2 Termination by Mannatech: Provided Mannatech is not in breach of this Agreement, Mannatech may terminate this Agreement by written notice to Lactoferrin at least sixty days before the then-scheduled end of a term (but no more than 120 days before that date).

          10.3 Immediate Termination by Lactoferrin: Lactoferrin may terminate this Agreement by written notice to Mannatech after notice and 60 days opportunity to cure:

                10.3.1 If Mannatech modifies or alters the formula of a Licensed Product beyond the ranges provided in EXHIBIT A without Lactoferrin's written consent;
                10.3.2 If Mannatech purchases or obtains Raw Materials from a source without Lactoferrin's written consent;
                10.3.3 If Mannatech dissolves, ceases active business operations, liquidates substantially all of its assets; or becomes insolvent;
                10.3.4  If Mannatech becomes bankrupt; or
                10.3.5 If Lactoferrin is sued by a third party for patent infringement for Lactoferrin's activities under this Agreement.

          10.4 Immediate Termination by Mannatech: Mannatech may terminate this Agreement by written notice to Lactoferrin after notice and 60 days opportunity to cure:

                10.4.1 If Lactoferrin supplies Raw Materials from a source other than those identified in paragraphs 4.2.1 and
                        4.2.2 without Mannatech's written consent.
                10.4.2 If Mannatech has a good faith opinion upon written advice of patent counsel that Mannatech's activities under this Agreement constitutes patent infringement of a third party patent.

          10.5 Termination by Law: This agreement shall terminate if it becomes illegal in the United States to sell or offer for sale Dietary Supplements containing any of the following ingredients: beta glucan, colostrum, or lactoferrin.

          10.6 Termination Procedures: Upon any termination of this Agreement, Mannatech shall immediately cease all use of the Licensed Technology, the Licensed Patents, and the Improvements and shall immediately return or deliver to Lactoferrin all documents containing any information relating thereto.

          10.7 Survival: Sections 3.7 and 9.7, any amounts accrued and owing, and any claims for breach shall survive expiration or termination of this Agreement.

11.  GENERAL PROVISIONS

          11.1 Assignment by Mannatech: The rights and licenses granted by Lactoferrin in this Agreement are personal to Mannatech and may not be assigned or otherwise transferred without the written consent of Lactoferrin. Any attempted assignment or transfer without such consent shall be void and shall automatically terminate all rights and licenses of Mannatech under this Agreement.

          11.2 Assignment by Lactoferrin: The licenses granted in this Agreement shall be binding upon any successor of Lactoferrin in ownership or control of the Licensed Technology, and the obligations of Mannatech, including but not limited to the obligation to make reports and pay royalties, shall run in favor of any such successor and of any assignee of Lactoferrin's benefits under this Agreement. Any Assignment by Lactoferrin shall also be binding upon Marcus B. Gohlke.

          11.3 Force Majeure: None of the three parties shall be liable for failure to perform any obligation when occasioned by contingencies beyond its control, such as strikes or other work stoppages, lock outs, riots, wars, delay of carriers, etc., and acts of God, such as fire, floods, storms, earthquakes, and acts or failures to act of government or governmental agencies or instrumentalities. A party shall notify the other parties immediately should any such contingency occur. No party shall be excused from its obligations for a period of longer than 30 days, without written approval of the other party.

          11.4 Choice of Law: This Agreement and the relationship between all three parties shall be governed in all respects by the laws of the State of Texas, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent has been granted.

          11.5 Severability: If it shall at any time appear that any right or obligation provided by this Agreement is contrary to any law, treaty, or regulation, such right or obligation shall be deemed annulled, or shall be modified to the extent required to comply with such law, treaty or regulation, unless Lactoferrin, in its sole discretion, objects to the annulment or modification of any such right or obligation, in which event the Agreement will be terminable forthwith by Lactoferrin, except as provided in paragraph 10.5 hereof.

          11.6 Notice. Any notice given by either party to the other party shall be in the English language and shall be sent by courier, mail, electronic mail or electronic transmission (facsimile) confirmed by certified mail to the other party's signatory at the address set forth below, or to such other address as a party may indicate by notice in accordance with this section. Notices shall be deemed delivered on confirmed receipt.

If to Mannatech:        Mannatech Incorporated
                        600 S. Royal Lane, Suite 200
                        Coppell, Texas 75019
                        Attn: Terry Persinger with confirmation to Deanne Varner
                        Phone: 972 471 7387
                        Fax: 972-471-7264
                        Email: tpersinger@mail.mannatech-inc.com

If to Lactoferrin:      Lactoferrin Products Company
                        12302 Astoria Boulevard
                        Houston, Texas
                        Attn:   Marcus B. Gohlke
                        Phone:  281 464 0709
                        Fax:    281 464 0805
                        Email:  altmed@altmedinfo.com

If to Gohlke:           Marcus B. Gohlke
                        12302 Astoria Boulevard
                        Houston, Texas
                        Phone:  281 464 9716
                        Fax:    281 464 0805
                        Email: mbg@altmedinfo.com

          11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas, United States of America, as applicable to contracts made and to be performed within such state without giving effect to its conflict of law provisions, and all disputes had by one party against the other shall be brought in a court of competent jurisdiction in Harris County, State of Texas.

          11.8 Entire Agreement: This Agreement contains the entire and only Agreement between the three parties and supersedes all preexisting Agreements between them respecting its subject matter. Any representation, promise, or condition in connection with such subject matter which is not incorporated in this Agreement shall not be binding upon either party. No modification, renewal, extension, waiver, and (except as may be provided herein) no termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver, or termination is sought, unless made in writing and signed on behalf of such party by one of its executive officers. As used herein, the word "termination" includes any and all means of bringing to an end prior to its expiration by its own terms this Agreement, or any provision thereof, whether by release, discharge, abandonment, or otherwise.





     MANNATECH INCORPORATED

     /s/ Terry Persinger
     -----------------------------------
     Name:   Terry Persinger
     Title:  President and Chief Operating Officer Domestic
     Date:   10/12/00
          ------------------------------

     LACTOFERRIN PRODUCTS COMPANY

     /s/ MARCUS B. GOHLKE
     -----------------------------------     -----------------------------------
     Name:  Marcus B. Gohlke                 Name:  Richard H. Cockrum
     Title: President                        Title: Member of Board of Directors
     Date:  10/4/2000                        Date:
          ------------------------------          ------------------------------


     /s/ MARCUS B. GOHLKE
     -----------------------------------
     Name:  Marcus B. Gohlke, individually
     Date:  10/4/2000
          ------------------------------

EXHIBIT A - FORMULATION


Formulation for a chewable wherein the suggested use is two chewables per day:

Component                                      Amount
---------                                      ------
Prime Colostrum(R)                             125.0 - 250.0 mg.
BetaRight(R) Beta 1,3/1,6 Glucan               20.0 - 75.0 mg.
Lactoferrin                                    10.0 - 25.0 mg.
Modified Citrus Pectin                         5.0 - 15.0 mg.

EXHIBIT B - BE Agreement

                               LICENSE AGREEMENT


     THIS LICENSE AGREEMENT is made and is effective as of the 22/nd/ day of July, 2000 by and between Biopolymer Engineering, Inc. and its parent, related or affiliated corporations (together called "BEI") of 445 Etna Street, Suite 58, St. Paul, Minnesota 55106 USA, and Lactoferrin Products Company and its parent, related or affiliated corporations (together called "Lactoferrin") of 12302 Astoria Boulevard, Houston, TX 77089.

     WHEREAS, BEI is a manufacturer and distributor of beta 1,3/1,6 glucan and/or beta 1,3 glucan.

     WHEREAS, Lactoferrin is a manufacturer and distributor of nutritional and dietary supplements which use an oral cavity delivery system (for example, lozenges) or formulation, excluding capsules, tablets or any system which delivers outside the oral cavity.

     WHEREAS, the Parties wish to manufacture and distribute a nutritional and dietary supplement comprising beta 1,3/1,6 glucan and/or beta 1,3 glucan which uses an oral cavity delivery system or formulation.

     NOW WITNESS THEREFORE that in consideration of the premises and the provisions, stipulations and matters herein set out, the Parties hereto hereby agree as follows:

1. Definitions: When used in this Agreement, the terms set forth below shall have the meanings indicated:

          EFFECTIVE DATE of this Agreement shall be the date first above indicated.

          IMPROVEMENTS shall mean improvements to the formulation or method of making the LICENSED PRODUCT within the LICENSED FIELD.

          LICENSED FIELD shall mean the field of dietary and nutritional supplements incorporating beta 1,3/1,6 glucan, and/or beta 1,3 and/or derivative(s) of these glucans and using an oral cavity delivery system (for example, lozenges) or formulation, excluding capsules, tablets or any system which delivers outside the oral cavity.

          LICENSED PRODUCT means any and all products that employ, are produced by the practice of, or used in accordance with inventions claimed in the LICENSED PATENTS or other patents related to the LICENSED FIELD.

          LICENSED PATENTS shall means United States Patents issued numbers:
5,576,015; 5,519,009; 5,397,773; 5,705,184; and 5,702,719 and patents which relate to inventions in or applicable to the LICENSED PRODUCT and which are owned or controlled by BEI during the term of this Agreement, or in respect to which BEI has or may acquire during the term of this Agreement the right to grant licenses of the scope to be granted in this Agreement.

          TRADEMARK shall mean the term "Beta Right" and any rights established by United States trademark application Serial Number 75/912,109.

2. Technology License: BEI grants to Lactoferrin an exclusive license to make, have made, use, sell, offer for sale, and import the LICENSED PRODUCT embodying, made, or used in accordance with the LICENSED PATENTS for use in the LICENSED FIELD. In addition to all third parties, this license is exclusive of BEI.

3. Technology Use: For all products which Lactoferrin shall make, have made, use, sell, offer for sale, and import under the license of Paragraph 2, the products shall contain an effective amount of beta 1,3/1,6 glucan, and/or beta 1,3 glucan, and/or derivative(s) of these glucans, wherein an "effective amount" is defined as a recommended dose of 40 mg/day.

4. Trademark License: BEI grants to Lactoferrin a nonexclusive license to use the TRADEMARK in association with LICENSED PRODUCT in the LICENSED FIELD.

5. Trademark Use and Control: Lactoferrin shall use the TRADEMARK on all packaging and labels associated with products containing beta 1,3/1,6 glucan and/or beta 1,3 glucan purchased from BEI. Approximately once every six months and at BEI's written request, Lactoferrin shall provide a sample of LICENSED PRODUCT to BEI.

6. Supply: BEI agrees to supply to Lactoferrin beta 1,3/1,6 glucan and/or beta 1,3 glucan at a rate of five hundred dollars per kilogram ($500.00/kg) or less. BEI agrees that it shall not supply beta 1,3/1,6 glucan and/or beta 1,3 glucan to any third party at a rate which is lower than the rate paid by Lactoferrin for the same product, unless such lower rate is also offered to Lactoferrin for such product.

7. Purchase: Lactorferrin shall purchase beta 1,3/1,6 glucan and/or beta 1,3 glucan exclusively from BEI.

8. Initial Purchase: Lactoferrin shall purchase five kilograms (5 kg) of beta 1,3/1,6 glucan and/or beta 1,3 glucan from BEI at a price of five hundred dollars per kilogram ($500.00/kg) on or before the effective date of this Agreement.

9. Minimum Purchase: This Agreement shall remain in effect for so long as Lactoferrin purchases quantities of beta 1,3/1,6 glucan and/or beta 1,3 glucan from BEI according to the following schedule:

          year 2000       25 kilogram minimum purchase
          year 2001       125 kilogram minimum purchase
          year 2002       250 kilogram minimum purchase

For year 2003 and beyond, Lactoferrin must purchase 250 kilograms of beta 1,3/1,6 glucan and/or beta 1,3 glucan per year to keep this Agreement effective. If Lactoferrin fails to purchase the required quantity of beta 1,3/1,6 glucan and/or beta 1,3 glucan, as required by this Paragraph 5, this Agreement shall terminate with no obligations imposed on either Party.

10. Marketing: BEI shall direct marketing and publicity efforts to geographic regions in which Lactoferrin sells and/or promotes LICENSED PRODUCT. BEI shall feature LICENSED PRODUCT as part of its exclusive sponsorship of the Debra Ray & Dr. Carrow nationally syndicated health radio talk show "Here's To Your Health".

11. Distribution: Lactoferrin shall be responsible for all sales, marketing, advertising and distribution of LICENSED PRODUCT into its network of retailers that currently carry the Alt Med brand as well as other markets that may become available.

12. Sublicense: Lactoferrin shall have the right to sublicense all rights granted under this Agreement, qualified only in that Lactoferrin shall require each sublicensee to execute Sublicense Agreement as attached hereto in Attachment A. Upon execution by each sublicensee, Lactoferrin shall provide a copy of the executed Sublicense Agreement to BEI.

13. Patent Enforcement: While and as long as its license under this Agreement remains exclusive, Lactoferrin is empowered:

     (a) to bring suit in its own name or, if required by law, jointly with BEI, at its own expense and on its own behalf, for infringement of the LICENSED PATENTS in the LICENSED FIELD;

     (b) in any such suit, to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and

     (c) to settle any claim or suit for infringement of the LICENSED PATENTS in the LICENSED FIELD by granting the infringing party a sublicense under the provisions of Paragraph 12 of this Agreement.

14. Improvements: Inventions or IMPROVEMENTS conceived or reduced to practice solely by a party during the term of and in connection with this Agreement shall be owned exclusively by such party.

15. Patent Validity: Nothing in this Agreement precludes Lactoferrin from contesting the validity of an LICENSED PATENT.

16. Entire Agreement: This Agreement constitutes the entire understanding and agreement between the Parties, reflects all the agreements, understandings, representations, conditions and warranties by and between the parties, and any prior understanding or representation of any kind preceding the Effective Date shall not be binding upon either party unless expressly stated herein in writing or clearly and expressly incorporated by reference herein in writing. The execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or promises whatever except to the extent expressly stated herein in writing or clearly and expressly incorporated by reference herein in writing. No party shall be liable for any representation made or omitted unless it is expressly set forth in this Agreement.

17. Warranty of Authority: Any such execution is a representation and warranty to the other party that the party so signing has full authority in all requisite capacities to do so. In the event of any loss or damage suffered by a party due to this representation or warranty being untrue, whether innocent or otherwise, then the party causing the harm shall indemnify the other party in respect of all loss or damage, and reasonable costs and expenses connected therewith.

18. Inurement: This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and assigns.

19. Counterparts and Fax Copies: This Agreement may be executed in counterparts and may be delivered by fax copies thereof and when the whole is so executed and delivered it shall constitute a valid and binding agreement among the parties so executing and delivering the agreement effective as of the Effective Date. Fax Signatures shall be deemed to be accepted as original.

20. Severability: If one or more or any part of the individual provisions in this Agreement should be deemed contrary to law, then such provisions or parts thereof shall be null and void and shall be deemed separable from the remaining provisions or parts thereof and shall in no way affect the validity or enforceability of any remaining provision of this Agreement.

21. Law and Jurisdiction: This Agreement shall be subject to the Laws of the State of Minnesota. All parties shall be subject to jurisdiction in the States of Texas and Minnesota.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.



                             BIOPOLYMER ENGINEERING, INC.


Date:  July 22, 2000         Per:  /s/ DANIEL K. CONNERS
     -------------------         ---------------------------
                                 Daniel K. Conners




                             LACTOFERRIN PRODUCTS COMPANY


Date:  7/22/2000             Per:  /s/ MARCUS GOHLKE, PRES
     -------------------         ---------------------------
                                 Marcus Gohlke, President

                             SUBLICENSE AGREEMENT
                                (ATTACHMENT A)

THIS SUBLICENSE AGREEMENT is made and is effective as of _____________________
(date) by and between Lactoferrin Products Company and its parent, related or affiliated corporations (together called "Sublicensor") of 12302 Astoria Boulevard, Houston, TX 77089 and ______________________________________________
(name) having a place of business at __________________________________________
(address) (herein called "Sublicensee").

     WHEREAS, Sublicensor is the exclusive licensee of Biopolymer Engineering Inc. (herein called "BEI") of nutritional and dietary supplements incorporating beta 1,3/1,6 glucan, and/or beta 1,3 glucan, and/or derivative(s) of these glucans and which use an oral cavity delivery system (for example, losenges) or formulation, excluding capsules, tablets or any system which delivers outside the oral cavity.

     NOW WITNESS THEREFORE that in consideration of the premises and the provisions, stipulations and matters herein set out, the Parties hereto hereby agree as follows:

1. Definitions: When used in this Agreement, the terms set forth below shall have the meanings indicated:

          EFFECTIVE DATE of this Agreement shall be the date first above indicated.

          IMPROVEMENTS shall mean improvements to the formulation or method of making the LICENSED PRODUCT within the LICENSED FIELD.

          LICENSED FIELD shall mean the field of dietary and nutritional supplements incorporating beta 1,3/1,6 glucan, and/or beta 1,3 glucan, and/or derivative(s) of these glucans and using an oral cavity delivery system (for example, losenges) or formulation, excluding capsules, tablets or any system which delivers outside the oral cavity.

          LICENSED PRODUCT means any and all products that employ, are produced by the practice of, or used in accordance with inventions claimed in the LICENSED PATENTS or other patents related to the LICENSED FIELD.

          LICENSED PATENTS shall means United States Patents issued numbers:
5,576,015; 5,519,009; 5,397,773; 5,705,184; and 5,702,719 and patents which relate to inventions in or applicable to the LICENSED PRODUCT and which are owned or controlled by BEI during the term of this Agreement, or in respect to which BEI has or may acquire during the term of this Agreement the right to grant licenses of the scope to be granted in this Agreement.

          TRADEMARK shall mean the term "Beta Right" and any rights established by United States trademark application Serial Number 75/912,109.

2. Technology Sublicense: Sublicensor grants to Sublicensee a nonexclusive license to make, have made, use, sell, offer for sale, and import the LICENSED PRODUCT embodying, made, or used in accordance with the LICENSED PATENTS for use in the LICENSED FIELD.

3. Technology Use: For all products which Sublicensee shall make, have made, use, sell, offer for sale, and import under the license of Paragraph 2, the products shall contain an effective amount of beta 1,3/1,6 glucan, and/or beta 1,3 glucan, and/or derivative(s) of these glucans, wherein an "effective amount" is defined as a recommended dose of 40 mg/day.

4. Trademark License: Sublicensor grants to Sublicensee a nonexclusive license to use the TRADEMARK in association with LICENSED PRODUCT in the LICENSED FIELD.

5. Trademark Use and Control: Sublicensee shall use the TRADEMARK on all packaging and labels associated with products containing LICENSED PRODUCT.

Approximately once every six months and at Sublicensor's written request, Sublicensee shall provide a sample of LICENSED PRODUCT to Sublicensor.

6. Purchase: Sublicensee shall purchase beta 1,3/1,6 glucan and/or beta 1,3 glucan exclusively from BEI: Sublicensor.

7. Consideration: Good and valuable consideration is hereby given in support of this agreement, receipt of which is hereby acknowledged.

8. Sub-sublicense: Sublicensee shall have no right to sub-sublicense rights granted under this Agreement.

9. Improvements: Inventions or IMPROVEMENTS conceived or reduced to practice by either party during the time of and in connection with this Agreement shall be owned exclusively by Sublicensor.

10. Entire Agreement: This Agreement constitutes the entire understanding and agreement between the Parties, represents all the agreements, understandings, representations, conditions and warranties by and between the parties, and any prior understanding or representation of any kind preceding the Effective Date shall not be binding upon either party unless expressly stated herein in writing or clearly and expressly incorporated by reference herein in writing. The execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or promises whatever except to the extent expressly stated herein in writing or clearly and expressly incorporated by reference herein in writing. No party shall be liable for any representation made or omitted unless it is expressly set forth in this Agreement.

11. Warranty of Authority: Any such execution is a representation and warranty to the other party that the party signing has full authority in all requisite capacities to do so. In the event of any loss or damage suffered by a party due to this representation or warranty being untrue, whether innocent or otherwise, then the party causing the harm shall indemnify the other party in respect of all loss or damage, and reasonable costs and expenses connected therewith.

12. Inurement: This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and assigns.

13. Counterparts and Fax Copies: This Agreement may be executed in counterparts and may be delivered by fax copies thereof and when the whole is so executed and delivered it shall constitute a valid and binding agreement among the parties so executing and delivering the agreement effective as of the Effective Date. Fax Signatures shall be deemed to be accepted as original.

14. Severability: If one or more or any part of the individual provisions in this Agreement should be deemed contrary to law, then such provisions or parts thereof shall be null and void and shall be deemed separable from the remaining provisions or parts thereof and shall in no way affect the validity or enforceability of any remaining provision of this Agreement.

15. Law and Jurisdiction: This Agreement shall be subject to the Laws of the State of Minnesota. All parties shall be subject to jurisdiction in the States of Texas and Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


                             SUBLICENSEE

Date:                        Per:
     -------------------          ------------------------------
                             Title:
                                   -----------------------------



                             SUBLICENSOR

Date:                        Per:
     -------------------          ------------------------------
                             Title:
                                   -----------------------------

EXHIBIT C - ACKNOWLEDGMENT BY BIOPOLYMER ENGINEERING, INC.

                Acknowledgement by Biopolymer Engineering, Inc.

1. Biopolymer Engineering, Inc. is the holder of all rights under United States Patent Numbers: 5,519,009; 5,397,773; 5,576,015; 5,705,184; and
5,702,719.

2. Biopolymer Engineering, Inc. confirms it has licensed some of its rights under United States Patent Numbers: 5,519,009; 5,397,773; 5,576,015; 5,705,184;
and 5,702,719 to Lactoferrin Products Company according to the terms of a license agreement effective the 22nd day of July, 2000 ("BIOPOLYMER-LACTOFERRIN AGREEMENT"). A true and correct copy of the BIOPOLYMER-LACTOFERRIN AGREEMENT is attached hereto as ATTACHMENT C1.

3. Biopolymer Engineering, Inc. consents and agrees to a license of rights under United States Patent Numbers: 5,519,009; 5,397,773; 5,576,015; 5,705,184;
and 5,702,719 according to the terms of an agreement between Lactoferrin Products Company, Marcus B. Gohlke and Mannatech Incorporated ("LACTOFERRIN-MANNATECH AGREEMENT"). A redacted copy of the LACTOFERRIN-MANNATECH AGREEMENT is attached hereto as ATTACHMENT C2.

4. Biopolymer Engineering, Inc. represents that the BIOPOLYMER-LACTOFERRIN AGREEMENT is in full force and effect, that there is no default existing or event known, which upon due notice without cure, would cause a default in said BIOPOLYMER-LACTOFERRIN AGREEMENT ("Event of Default"). Biopolymer Engineering, Inc. further agrees to notify Mannatech should a default or Event of Default occur under the BIOPOLYMER-LACTOFERRIN AGREEMENT with notification sent by courier, mail, electronic mail or electronic transmission (facsimile) confirmed by certified mail to Mannatech at the address set forth below:

                Mannatech Incorporated
                600 S. Royal Lane, Suite 200
                Coppell, Texas 75019
                Attn: Terry Persinger with confirmation to Deanne Varner
                Phone: 972 471 7387
                Email: tpersinger@mail.mannatech-inc.com

5. Biopolymer Engineering, Inc. is aware that Mannatech is relying upon the foregoing statements and undertaking set forth above, in entering into the LACTOFERRIN-MANNATECH AGREEMENT.



------------------------------         ------------------------------
Daniel K. Conners                      Date
President
Biopolymer Engineering, Inc.

EXHIBIT D - ASSIGNMENT TO LACTOFERRIN

                                          [LETTERHEAD OF DEPARTMENT OF COMMERCE]

FEBRUARY 15, 2000
                                   PTAS                       [BAR CODE]
FROHWITTER
R. WILLIAM BEARD, JR.                                   [RECEIVED DATE STAMP]
THREE RIVERWAY, SUITE 500
HOUSTON, TEXAS 77056



                   UNITED STATES PATENT AND TRADEMARK OFFICE
                 NOTICE OF RECORDATION OF ASSIGNMENT DOCUMENT

THE ENCLOSED DOCUMENT HAS BEEN RECORDED BY THE ASSIGNMENT DIVISION OF THE U.S. PATENT AND TRADEMARK OFFICE. A COMPLETE MICROFILM COPY IS AVAILABLE AT THE ASSIGNMENT SEARCH ROOM ON THE REEL AND FRAME NUMBER REFERENCED BELOW.

PLEASE REVIEW ALL INFORMATION CONTAINED ON THIS NOTICE. THE INFORMATION CONTAINED ON THIS RECORDATION NOTICE REFLECTS THE DATA PRESENT IN THE PATENT AND TRADEMARK ASSIGNMENT SYSTEM. IF YOU SHOULD FIND ANY ERRORS OR HAVE QUESTIONS CONCERNING THIS NOTICE, YOU MAY CONTACT THE EMPLOYEE WHOSE NAME APPEARS ON THIS NOTICE AT 703-308-9723. PLEASE SEND REQUEST FOR CORRECTION TO: U.S. PATENT
AND TRADEMARK OFFICE, ASSIGNMENT DIVISION, BOX ASSIGNMENTS, CG-4, 1213 JEFFERSON DAVIS HWY, SUITE 320, WASHINGTON, D.C. 20231.

RECORDATION DATE: 11/12/1999                REEL/FRAME: 010379/0796
                                            NUMBER OF PAGES: 3

BRIEF: ASSIGNMENT OF ASSIGNOR'S INTEREST (SEE DOCUMENT FOR DETAILS).

ASSIGNOR:
     GOHLKE, MARCUS B.                      DOC DATE: 10/25/1999

ASSIGNOR:
     COCKRUM, RICHARD H.                    DOC DATE: 10/27/1999

ASSIGNEE:
     LACTOFERRIN PRODUCTS COMPANY
     12302 ASTORIA BOULEVARD
     HOUSTON, TEXAS 77089-6403

SERIAL NUMBER: 09370654                     FILING DATE: 08/06/1999
PATENT NUMBER:                              ISSUE DATE:



SONYA JOHNSON, EXAMINER
ASSIGNMENT DIVISION
OFFICE OF PUBLIC RECORDS

                              ORIGINAL ASSIGNMENT
     For valuable consideration, I (we) the below signed inventor(s) of record, hereby assign to

                         LactoFerrin Products Company

having a place of business at:

                            12302 Astoria Boulevard
                           Houston, Texas 77089-6403

and its successors and assigns (collectively hereinafter called "the Assignee"), the entire right, title and interest throughout the world in the inventions and improvements which are the subject of United States Provisional Application Serial Number 06/096,697, filed August 13, 1998, Atty Docket No. L71299US, and which are the subject of an application to be filed under 37 CFR (S) 1.53(b), Atty Docket No. L71803US, both applications entitled:

     "Dietary Supplement Combining Colostrum and Lactoferrin in a Mucosal Delivery Format"

this assignment including said application, any and all United States and foreign patents, utility models, design registrations, inventor's certificates and other similar rights granted for any of said inventions or improvements, and the right to claim priority based on the filing date of said application under the International Convention for the Protection of Industrial Property, the Patent Cooperation Treaty, the European Patent Convention, and all other treaties of like purposes; and I authorize the Assignee to apply in all countries in my name, or in its own name, for patents, utility models, design registrations and like rights of exclusion and for inventors' certificates for said inventions and improvements; and I agree for myself and my heirs, legal representatives and assigns, without further compensation to perform such lawful acts and to sign such further applications, assignments, Preliminary Statements and other lawful documents as the Assignee may reasonably request to effectuate fully this assignment.

IN WITNESS WHEREOF, I hereby set my hand, date of signature and place of signature as indicated below.

Full Name of Sole or First Joint
  (if other names listed below)    Inventor:   Marcus B. Gohlke
                                             -------------------------------

Residence:      12302 Astoria Boulevard, Houston, Texas 77089
              --------------------------------------------------------------

Citizenship:    United States of America
              --------------------------------------------------------------

Post Office Address:    12302 Astoria Boulevard, Houston, Texas 77089
                       -----------------------------------------------------

/s/ MARCUS B. GOHLKE                        10/25/99             HOUSTON, USA
-----------------------------------      -----------------    ------------------
Signature of Sole or First Inventor      Date of Signature    Place of Signature
                                                              (City, Country)

Full Name of Second Joint Inventor:       Richard H. Cockrum
                                    --------------------------------------------

Residence:         Intersection Highway 141 and 169, Perry, Iowa 50220
            --------------------------------------------------------------------

Citizenship:       United States of America
            --------------------------------------------------------------------

Post Office Address:       Intersection Highway 141 and 169, Perry, Iowa 50220
                      ----------------------------------------------------------

/s/ RICHARD H. COCKRUM                      10-27-99            PERRY IOWA USA
-------------------------------------    -----------------    ------------------
Signature of Second-Inventor             Date of Signature    Place of Signature
                                                              (City, Country)

                         Page 1 of Original Assignment

                                  Term Sheet

Parties: Lactoferrin Products Company, Marcus Gohlke and Mannatech/TM/, Incorporated

Type:                   Licensing & Fulfillment Agreement

Term:                   Three Years ("Initial Term") beginning on the date of
                        -----------
                        effective date with three year renewal terms:
                        (a)  First Renewal Term
                             ------------------
                             Continuing for three (3) years, concluding at the end of the sixth (6) year;
                        (b)  Secondary Renewal Term
                             ----------------------
                             Continuing for three (3) years, concluding at the end of the ninth (9) year; and
                        (c)  Third Renewal Term
                             ------------------
                             Continuing for three (3) years, concluding at the end of the twelfth (12) year.

Termination:            Lactoferrin may immediately terminate (with notice
                        -----------
                        and 60 days opportunity to cure):
                        (a)  In the event Mannatech alters the Licensed Product
                             beyond that previously approved by Lactoferrin;
                        (b)  If Mannatech purchases or obtains Raw Materials
                             from a source without Lactoferrin's prior consent;
                        (c)  If Mannatech dissolves, becomes bankrupt or if
                             Lactoferrin is sued for patent infringement.

                        Mannatech may immediately terminate (with notice and
                        ---------
                        60 days opportunity to cure):
                        (a) If Lactoferrin supplies Raw Materials from any source not previously agreed to between the parties; and/or
                        (b) If Mannatech is advised by counsel that Mannatech's activities constitute patent infringement

                        Termination by law in the event it becomes illegal to
                        ------------------
                        market dietary supplements containing beta glucan, colostrum or lactoferrin.

Licensed Product:       Mannatech will receive a worldwide license to market a
                        solid dietary supplement with a formulation containing:
                        Prime Colostrum, Beta 1,3/1,6 Glucan, Lactoferrin and modified citrus pectin.

Exclusivity:            Worldwide rights to the Licensed Product. Lactoferrin
                        ---------
                        Retains rights to its products containing any of the following combinations colostrum, lactoferrin, modified citrus pectin and beta glucan, but not the combination of the above and beta 1,3/1,6 Glucan.

                        Asia Exception - Lactoferrin can continue to sell a
                        --------------
                        product containing a lactoferrin and colostrum mixture under a pre-existing contract. Lactoferrin will cease sales upon one (1) year notice by Mannatech of its intent to enter market with Licensed Product or (2) Mannatech's actual entry into market.

                        Japan - in no event will Lactoferrin market products
                        -----
                        for sale or eventual sale in Japan.

Improvements:           Any improvements made to the Licensed Product will be
                        owned by Mannatech.

                        Each party may file for patents on its own behalf and bear all costs/fees associated with filing.

Compensation:
                        (1)  Raw Materials:
                             -------------
                             Lactoferrin will deliver Colostrum powder (bulk) to
                                                      ---------
                             Mannatech at a cost not to exceed $120 per KG for the Initial Term.

                             Glucan 1,3/1,6 powder (bulk) will be delivered to
                             --------------
                             Mannatech at a cost not to exceed $500 per KG for the Initial Term.

                             All prices may be negotiated lower depending upon the amount purchased by Mannatech.

                        (2)  Product Royalty:
                             ---------------
                             Contract Year 1: $144,000 annually (minimum)
                             Contract Year 2: Greater of: $8,000/month or
                                                110% of the average monthly
                                                number of units shipped in Year
                                                1/month.

                             Contract Year 3: 110% of the average number of
                                                Royalty Units shipped in Year 2.

                             Renewal Terms:     Negotiable, but not less than
                                                $5,000 per month.

                             In the event the monthly amount exceeds the
                             minimum, then Mannatech will pay a royalty on a per Royalty Unit basis. The cost will be adjusted down as follows:
                             1-540,000 Units =      $1.00 per Royalty Unit
                             540,001 - 1,540,000 =    .90 per Royalty Unit
                             Over 1,540,000 =         .80 per Royalty Unit

                        (3)  Advertising Royalty:
                             -------------------
                             (a) Written Materials:
                                 Developed with Lactoferrin assistance:
                                 (negotiable)

                                 Developed by or for Mannatech by 3/rd/
                                 party: No Royalty paid.

                             (b) Audio/Video:
                                 Developed with Lactoferrin assistance:
                                 5% of sales price.

                             (c) Lactoferrin agrees to sell the book entitled,
                                 Immune System Control to Mannatech for sale to
                                 ---------------------
                                 its Associates at a cost of $2.95 plus s/h. No Royalties will be paid to Lactoferrin upon sale of the book.

                        (4)  Travel Costs:
                             ------------
                             Mannatech will reimburse Gohlke in the event his presence is requested at a location more than fifty
                             (50) miles from his residence. Inclusive of travel, meals, and lodging expenses.

Assurances:             Lactoferrin and/or Gohlke represents and warrants that:

                        (1) The Licensed Product sold to Mannatech is an exclusive formulation, not previously produced, marketed or sold;
                        (2) There are no similar products derived from the formulation of the Product;
                        (3) That it and/or its partners/business associates have patents pending for the Licensed Product and he/they reasonably believe such patents will be granted;
                        (4) Lactoferrin is a corporation duly organized and in good standing under the laws of its state of incorporation;
                        (5) All necessary business governance issues have be authorized to enter the agreement;
                        (6) No other consent is required to enter the agreement;
                        (7) Entering this Agreement will not cause Lactoferrin to breach any other agreement of which it is a party pertaining to the subject matter of this agreement;
                        (8)  All taxes are current;
                        (9)  Lactoferrin is solvent; and
                        (10) Relationship between Lactoferrin and its suppliers
                             and customers is generally good.

Specific Mannatech
Obligations:            (1)  Will label product packaging in accordance with
                             (S)(S) 3.4., 3.5 and 3.6, pertaining to trademarks, patent notices and packaging, respectively;
                        (2)  Mannatech will use its best efforts to market the
                             Licensed Product;
                        (3)  Mannatech cannot deviate from the ingredient ranges
                             set forth in the agreement;
                        (4)  Mannatech will purchase the raw materials from
                             suppliers as specified in the agreement.

Standard
Provisions:             (1)  Confidentiality;
                        (2)  Trade Marks, Intellectual Property and Trade
                             Secrets belong to the respective parties;
                        (3)  Cooperation with patent filing; and
                        (4)  Indemnification;
                        (5)  Choice of Law: Texas (Harris County)